Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Laurie Stacy
Media Contact
t: 540-561-8452
e: laurie.stacy@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS SECOND QUARTER FISCAL 2015 COMPARABLE CASH EPS GROWTH OF 9.1% TO $2.27

ROANOKE, Va., August 13, 2015 - Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the second quarter ended July 18, 2015. Second quarter comparable cash earnings per diluted share (Comparable Cash EPS) were $2.27, which included a $0.03 unfavorable impact from foreign currency and was an increase of 9.1% versus the second quarter last year. These second quarter comparable results exclude $0.08 of amortization of acquired intangible assets and integration costs of $0.16 primarily associated with the acquisition of General Parts International, Inc. (General Parts).

Comparable Second Quarter Performance Summary (1)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 18, 2015	July 12, 2014	July 18, 2015	July 12, 2014

Sales (in millions)	$2,370.0	$2,347.7	$5,408.3	$5,317.2

Comp Store Sales %	1.0%	2.6%	0.8%	2.5%

Gross Profit (in millions)	$1,087.3	$1,062.1	$2,481.2	$2,415.2

Comparable SG&A (in millions)	$801.8	$799.4	$1,887.5	$1,868.2

Comparable Operating Income (in millions)	$285.5	$262.7	$593.8	$547.1

Comparable Cash EPS	$2.27	$2.08	$4.65	$4.33

Avg Diluted Shares (in thousands)	73,682	73,399	73,665	73,374

(1)
Fiscal 2015 and 2014 include certain non-comparable expenses. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twelve weeks ended July 18, 2015 and July 12, 2014, respectively, have been reported on a comparable basis to exclude General Parts integration and store consolidation costs of $18.6 million and $12.2 million, respectively, and General Parts amortization of acquired intangible assets of $9.8 million and $9.9 million, respectively. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twenty-eight weeks ended July 18, 2015 and July 12, 2014, respectively, have been reported on a comparable basis to exclude General Parts integration and store consolidation costs of $51.3 million and $27.7 million, respectively, and General Parts amortization of acquired intangible assets of $22.9 million and $22.9 million, respectively. For a better understanding of the Company's comparable results, refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

“I would like to thank all our Team Members for their hard work during the second quarter of 2015,” said Darren R. Jackson, Chief Executive Officer. “Our second quarter comparable store sales increased 1.0% and Comparable Cash EPS grew 9.1% to $2.27. These results were in-line with our expectations given the continuing demands of the General Parts integration. Our integration continues to be on-track overall along with our sales and profitability.”

Second Quarter 2015 Highlights

Total sales for the second quarter increased 1.0% to $2.37 billion, as compared with total sales during the second quarter of fiscal 2014 of $2.35 billion. The sales increase was driven by the addition of new stores over the past 12 months and a comparable store sales increase of 1.0% partially offset by changes in our independent store count. Our comparable store sales were negatively impacted by 34 basis points due to foreign currency fluctuations from our Canadian operations.

The Company's Gross Profit rate was 45.9% of sales during the second quarter as compared to 45.2% during the second quarter last year. The 64 basis-point increase in gross profit rate was primarily the result of lower product acquisition costs, inclusive of the Company's ongoing merchandise cost synergy savings.

The Company's Comparable SG&A rate was 33.8% of sales during the second quarter as compared to 34.0% during the same period last year. The 22 basis-point decrease was primarily the result of lower insurance costs and overall lower administrative costs driven by synergy savings partially offset by expense de-leverage as a result of our low comparable store sales growth. On a GAAP basis, the Company's SG&A rate was 35.0% of sales during the second quarter as compared to 35.0% during the same period last year.

The Company's Comparable Operating Income was $285.5 million during the second quarter, an increase of 8.7% versus the second quarter of fiscal 2014. As a percentage of sales, Comparable Operating Income in the second quarter was 12.0% compared to 11.2% during the second quarter of fiscal 2014. On a GAAP basis, the Company's operating income during the second quarter of $257.0 million increased 6.8% versus the second quarter of fiscal 2014. On a GAAP basis, the Operating Income rate was 10.8% during the second quarter as compared to 10.3% during the second quarter of fiscal 2014.

Operating cash flow increased approximately 3.2% to $330.8 million through the second quarter of fiscal 2015 from $320.6 million through the second quarter of fiscal 2014. Free cash flow increased to $216.3 million through the second quarter of fiscal 2015 from $214.3 million through the second quarter of fiscal 2014. Capital expenditures through the second quarter of fiscal 2015 were $114.5 million as compared to $106.3 million through the second quarter of fiscal 2014.

“Our teams once again delivered on our synergy expectations, expanded our core gross margins and demonstrated expense discipline to grow our Comparable Operating Income 8.7% in the quarter.” said Mike Norona, Executive Vice President and Chief Financial Officer. “We continue to stay focused on our base business while meeting our integration milestones and remain on pace to deliver against our full-year guidance for Comparable Cash EPS in the range of $8.10 to $8.30 including achievement of our full-year synergy targets.”

2015 Full-Year Outlook

            The Company is maintaining its full-year guidance for Comparable Cash EPS of $8.10 to $8.30.  As part of its on-going process of store evaluations, the Company has identified, and is subsequently planning to close 50 stores in the latter part of 2015 in line with the Company's accelerated efforts to achieve its 12% comparable operating profit target in 2016. The one-time expense impact of these closures is expected to be between $16 and $20 million in 2015.  This effectively increases the 2015 full-year estimates for one-time expenses from the original outlook of $75 to $85 million disclosed in the Company's fourth quarter 2014 earnings release to now be between $91 to $105 million.

Store Information

As of July 18, 2015, the Company operated 5,252 stores and 117 Worldpac branches and served approximately 1,300 independently-owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the twenty-eight weeks ended July 18, 2015.

	AAP	AI	BWP	CARQUEST	WORLDPAC	Total

January 3, 2015	3,888	210	38	1,125	111	5,372
New	35	1	—	21	6	63
Closed	(7)	—	—	(1)	—	(8)
Consolidated	(1)	(25)	(2)	(30)	—	(58)
Converted	57	(4)	(1)	(52)	—	—
July 18, 2015	3,972	182	35	1,063	117	5,369

Dividend

On August 12, 2015, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 2, 2015 to stockholders of record as of September 18, 2015.

Investor Conference Call
The Company will host a conference call on Thursday, August 13, 2015, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until August 13, 2016.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., the largest automotive aftermarket parts provider in North America, serves both the professional installer and do-it-yourself customers. As of July 18, 2015 Advance operated 5,252 stores and 117 Worldpac branches and served approximately 1,300 independently-owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada.  Advance employs approximately 76,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities
Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, guidance for 2015 financial performance, statements regarding the benefits and other effects of the acquisition of General Parts; the combined company’s plans, objectives and expectations; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, operating income, free cash flow, income tax rate, General Parts integration costs and store consolidation costs, synergies, expenses to achieve synergies, comparable cash earnings per diluted share for fiscal year 2015, comparable operating income rate targets and other statements that are not historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Part’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Parts' products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 3, 2015 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 18, 2015	January 3, 2015	July 12, 2014

Assets

Current assets:
Cash and cash equivalents	$114,536	$104,671	$67,446
Receivables, net	653,309	579,825	621,702
Inventories, net	4,119,592	3,936,955	3,936,035
Other current assets	90,491	119,589	90,098
Total current assets	4,977,928	4,741,040	4,715,281

Property and equipment, net	1,400,342	1,432,030	1,422,083
Goodwill	991,742	995,426	1,000,456
Intangible assets, net	714,702	748,125	779,401
Other assets, net	83,161	45,737	52,052
	$8,167,875	$7,962,358	$7,969,273

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$591	$582	$70,694
Accounts payable	3,174,411	3,095,365	3,054,064
Accrued expenses	547,848	520,673	572,912
Other current liabilities	156,908	126,446	77,017
Total current liabilities	3,879,758	3,743,066	3,774,687

Long-term debt	1,453,044	1,636,311	1,797,795
Other long-term liabilities	545,944	580,069	582,266
Total stockholders' equity	2,289,129	2,002,912	1,814,525
	$8,167,875	$7,962,358	$7,969,273

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements. Certain balance sheet lines as of July 12, 2014 have been adjusted for opening balance sheet entries made subsequent to our second quarter ended July 12, 2014.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 18, 2015 and July 12, 2014
(in thousands, except per share data)
(unaudited)

	Q2 2015			Q2 2014
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$2,370,037	$—	$2,370,037	$2,347,697	$—	$2,347,697
Cost of sales	1,282,748	—	1,282,748	1,285,589	—	1,285,589
Gross profit	1,087,289	—	1,087,289	1,062,108	—	1,062,108
Selling, general and administrative expenses	830,240	(28,425)	801,815	821,435	(22,068)	799,367
Operating income	257,049	28,425	285,474	240,673	22,068	262,741
Other, net:
Interest expense	(15,438)	—	(15,438)	(16,861)	—	(16,861)
Other (expense) income, net	(3,808)	—	(3,808)	208	—	208
Total other, net	(19,246)	—	(19,246)	(16,653)	—	(16,653)
Income before provision for income taxes	237,803	28,425	266,228	224,020	22,068	246,088
Provision for income taxes	87,805	10,801	98,606	84,532	8,386	92,918
Net income	$149,998	$17,624	$167,622	$139,488	$13,682	$153,170

Basic earnings per share (b)	$2.04	$0.24	$2.28	$1.91	$0.19	$2.09
Diluted earnings per share (b)	$2.03	$0.24	$2.27	$1.89	$0.19	$2.08

Average common shares outstanding (b)	73,183	73,183	73,183	72,930	72,930	72,930
Average diluted common shares outstanding (b)	73,682	73,682	73,682	73,399	73,399	73,399

(a)
The comparable adjustments to Selling, general and administrative expenses for Q2 2015 include General Parts integration and store consolidation costs of $18.6 million and General Parts amortization of acquired intangible assets of $9.8 million. The comparable adjustments to Selling, general and administrative expenses for Q2 2014 include General Parts integration and store consolidation costs of $12.2 million and General Parts amortization of acquired intangible assets of $9.9 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At July 18, 2015 and July 12, 2014, we had 73,204 and 72,976 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 18, 2015 and July 12, 2014
(in thousands, except per share data)
(unaudited)

	2015			2014
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$5,408,270	$—	$5,408,270	$5,317,196	$—	$5,317,196
Cost of sales	2,927,057	—	2,927,057	2,901,966	—	2,901,966
Gross profit	2,481,213	—	2,481,213	2,415,230	—	2,415,230
Selling, general and administrative expenses	1,961,636	(74,176)	1,887,460	1,918,755	(50,605)	1,868,150
Operating income	519,577	74,176	593,753	496,475	50,605	547,080
Other, net:
Interest expense	(37,215)	—	(37,215)	(40,503)	—	(40,503)
Other (expense) income, net	(5,716)	—	(5,716)	811	—	811
Total other, net	(42,931)	—	(42,931)	(39,692)	—	(39,692)
Income before provision for income taxes	476,646	74,176	550,822	456,783	50,605	507,388
Provision for income taxes	178,536	28,187	206,723	169,569	19,230	188,799
Net income	$298,110	$45,989	$344,099	$287,214	$31,375	$318,589

Basic earnings per share (b)	$4.06	$0.62	$4.69	$3.93	$0.43	$4.36
Diluted earnings per share (b)	$4.03	$0.62	$4.65	$3.90	$0.43	$4.33

Average common shares outstanding (b)	73,148	73,148	73,148	72,895	72,895	72,895
Average diluted common shares outstanding (b)	73,665	73,665	73,665	73,374	73,374	73,374

(a)
The comparable adjustments to Selling, general and administrative expenses for year-to-date 2015 include General Parts integration and store consolidation costs of $51.3 million and General Parts amortization of acquired intangible assets of $22.9 million. The comparable adjustments to Selling, general and administrative expenses for year-to-date 2014 include General Parts integration and store consolidation costs of $27.7 million and General Parts amortization of acquired intangible assets of $22.9 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At July 18, 2015 and July 12, 2014, we had 73,204 and 72,976 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 18, 2015 and July 12, 2014
(in thousands)
(unaudited)

	July 18, 2015	July 12, 2014

Cash flows from operating activities:
Net income	$298,110	$287,214
Depreciation and amortization	145,860	152,703
Share-based compensation	17,726	12,363
(Benefit) provision for deferred income taxes	(8,481)	12,201
Excess tax benefit from share-based compensation	(8,435)	(5,138)
Other non-cash adjustments to net income	8,459	2,391
Increase in:
Receivables, net	(76,124)	(87,365)
Inventories, net	(182,504)	(217,372)
Other assets	(10,498)	(39,048)
Increase in:
Accounts payable	85,907	169,352
Accrued expenses	55,741	32,181
Other liabilities	5,055	1,079
Net cash provided by operating activities	330,816	320,561

Cash flows from investing activities:
Purchases of property and equipment	(114,535)	(106,270)
Business acquisitions, net of cash acquired	(16,431)	(2,059,184)
Proceeds from sales of property and equipment	477	130
Net cash used in investing activities	(130,489)	(2,165,324)
Cash flows from financing activities:
Increase in bank overdrafts	9,880	6,221
Net (payments) borrowings on credit facilities	(183,400)	815,000
Dividends paid	(13,227)	(13,178)
Proceeds from the issuance of common stock, primarily for employee stock purchase plan	2,512	4,208
Tax withholdings related to the exercise of stock appreciation rights	(9,589)	(4,120)
Excess tax benefit from share-based compensation	8,435	5,138
Repurchase of common stock	(1,734)	(757)
Contingent consideration related to previous business acquisitions	—	(10,047)
Other	(207)	(406)
Net cash (used in) provided by financing activities	(187,330)	802,059

Effect of exchange rate changes on cash	(3,132)	(2,321)

Net increase (decrease) in cash and cash equivalents	9,865	(1,045,025)
Cash and cash equivalents, beginning of period	104,671	1,112,471
Cash and cash equivalents, end of period	$114,536	$67,446

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Twenty-Eight Week Periods Ended
July 18, 2015 and July 12, 2014
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	July 18, 2015	July 12, 2014

Cash flows from operating activities	$330,816	$320,561
Purchases of property and equipment	(114,535)	(106,270)
Free cash flow	$216,281	$214,291

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to EBITDAR:
(In thousands, except adjusted debt to EBITDAR ratio)	Four Quarters Ended
	July 18, 2015	January 3, 2015
	(Four Quarters Ended)	(53 Weeks Ended)
Total debt	$1,453,635	$1,636,893
Add: Capitalized lease obligation (rent expense * 6)	3,155,292	3,038,904
Adjusted debt	4,608,927	4,675,797

Operating income	874,812	851,710
Add: Comparable adjustments (a)	105,827	82,234
Depreciation and amortization	277,859	284,693
EBITDA	1,258,498	1,218,637
Rent expense (less favorable lease amortization of $4,923 and $4,972, respectively)	525,882	506,484
EBITDAR	$1,784,380	$1,725,121

Adjusted Debt to EBITDAR	2.6	2.7

(a)
The comparable adjustments to the four quarters ended July 18, 2015 include General Parts integration and store consolidation costs of $105.8 million. The comparable adjustments to Fiscal 2014 include General Parts integration and store consolidation costs of $82.2 million.

NOTE: Management believes its Adjusted Debt to EBITDAR ratio (“leverage ratio”) is a key financial metric and believes its debt levels are best analyzed using this measure. The Company’s goal is to quickly pay down debt resulting from the GPI acquisition, get back to a 2.5 times leverage ratio and to maintain an investment grade rating. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Second Quarter Performance Summary on a GAAP Basis(a):

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 18, 2015	July 12, 2014	July 18, 2015	July 12, 2014

Sales (in millions)	$2,370.0	$2,347.7	$5,408.3	$5,317.2

Comp Store Sales %	1.0%	2.6%	0.8%	2.5%

Gross Profit (in millions)	$1,087.3	$1,062.1	$2,481.2	$2,415.2

SG&A (in millions)	$830.2	$821.4	$1,961.6	$1,918.8

Operating Income (in millions)	$257.0	$240.7	$519.6	$496.5

Diluted EPS	$2.03	$1.89	$4.03	$3.90

Avg Diluted Shares (in thousands)	73,682	73,399	73,665	73,374

(a) These financial measures for the twelve weeks ended July 18, 2015 have been reported on a GAAP basis which includes the impact of General Parts integration and store consolidation costs of $18.6 million and General Parts amortization of acquired intangible assets of $9.8 million. These financial measures for the twelve weeks ended July 12, 2014 have been reported on a GAAP basis which includes the impact of General Parts integration and store consolidation costs of $12.2 million and General Parts amortization of acquired intangible assets of $9.9 million. These financial measures for the twenty-eight weeks ended July 18, 2015 have been reported on a GAAP basis which includes the impact of General Parts integration and store consolidation costs of $51.3 million and General Parts amortization of acquired intangible assets of $22.9 million. These financial measures for the twenty-eight weeks ended July 12, 2014 have been reported on a GAAP basis which includes the impact of General Parts integration and store consolidation costs of $27.7 million and General Parts amortization of acquired intangible assets of $22.9 million. These financial measures should be read in conjunction with our financial measures presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of our base business and is therefore useful for investors and prospective investors.